Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results for the Third Quarter Ended October 2, 2005, Provides Guidance for Fourth Quarter and Updates Full Year 2005

Greenwood Village, CO — (BUSINESS WIRE) – November 3, 2005 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today reported financial results for the twelve and forty weeks ended October 2, 2005, and updated guidance for the fourth quarter and full fiscal year 2005.

As previously announced, the Company’s financial results for the third quarter and forty weeks ended October 2, 2005 include two significant and unusual items: a pre-tax gain of $1.25 million, or approximately $0.05 per share after-tax, related to certain expenses which the Company’s former chief executive officer reimbursed to the Company and a non-cash pre-tax charge of approximately $2.8 million, or $0.11 per share after-tax, for stock options that were previously accelerated and were exercised by the former chief executive officer and the former chief financial officer in 2002. Combined, these two significant and unusual items reduced income from operations by approximately $1.5 million and diluted earnings per share by approximately $0.06. The Company reported diluted earnings per share of $0.39 and $1.31 for the twelve and forty weeks ended October 2, 2005, respectively, including this $0.06 per share charge.

Financial and Operational Highlights

Highlights for the third quarter of 2005 compared to the same quarter last year are as follows:

•	Total revenues increased 16.2% to $114.2 million

•	Company-owned comparable restaurant sales increased 2.1%

•	Restaurant-level operating profit increased 10.3% to $24.2 million

•	Income from operations, which includes a net charge of $1.5 million for significant and unusual items, was $10.4 million versus $11.2 million

•	Diluted earnings per share were $0.39, net of the $0.06 charge attributed to significant and unusual items, compared to $0.43 in 2004

Highlights for the forty weeks ended October 2, 2005 compared to the forty weeks ended October 3, 2004, are as follows:

•	Total revenues increased 20.8% to $369.5 million

•	Company-owned comparable restaurant sales increased 4.3%

•	Restaurant-level operating profit increased 21.6% to $77.4 million

•	Income from operations, which includes a net charge of $1.5 million for significant and unusual items, increased 25.1% to $35.5 million

•	Diluted earnings per share, which includes the $0.06 per share charge attributed to significant and unusual items, increased 21.3% to $1.31, compared to $1.08 a year ago

“We are very proud of our third quarter accomplishments. Despite economic factors caused primarily by higher energy costs and other challenges during the quarter, guests continued to respond to the exceptional guest experiences being created by the entire Red Robin team,” said Dennis Mullen, chairman and chief executive officer.

During the third quarter, Red Robin opened four new company-owned restaurants, for a total of 15 new company-owned restaurants opened during the forty weeks ended October 2, 2005. Franchisees opened one new restaurant in the third quarter, increasing franchise restaurants opened during the forty weeks ended October 2, 2005 to ten. As of the end of the third quarter, there were 152 company-owned and 127 franchised Red Robin® restaurants.

From October 3 through November 3, 2005, the Company opened an additional eight new restaurants and franchisees opened an additional five new restaurants, bringing the Company’s total system restaurant count to 292 Red Robin® restaurants. During the remainder of 2005, the Company plans to open an additional three restaurants, and franchisees are expecting to open an additional two to four restaurants.

Third Quarter Results

Comparable restaurant sales increased 2.1% for company-owned restaurants in the third quarter of 2005 compared to the third quarter of 2004, driven by a 0.9% increase in guest counts and a 1.2% increase in the average guest check. Comparable sales in the third quarter of 2005 for franchise restaurants in the U.S. and Canada increased 1.8% and 4.1% over the third quarter of 2004, respectively.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 16.2% to $114.2 million in the third quarter of 2005, compared to $98.3 million in last year’s third quarter. Average weekly comparable sales for company-owned restaurants were $63,467 for the third quarter of 2005, compared to $62,184 for the same quarter a year ago.

The Company’s franchise royalties and fees increased $345,800, or 12.3%, in the third quarter of 2005, compared to the same period a year ago. This increase was primarily attributable to royalties generated from the 27 franchise restaurants opened in 2004 and 2005. For the third quarter, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 12.6%, to $75.8 million, compared to $67.3 million in the prior year period. Average weekly sales in the third quarter for Red Robin’s comparable franchise restaurants were $58,340 in the U.S. versus $57,335 for the same period last year, and $44,763 in Canada versus $43,020 for the same period last year. Canadian results are in Canadian dollars.

Restaurant-level operating profit margin decreased to 21.8% for the third quarter of 2005 from 23.0% in the third quarter of 2004 and increased from 21.7% in the second quarter of 2005. This decrease in restaurant-level profit margin from last year’s record levels is primarily attributed to increases in labor and operating costs somewhat offset by improvements in cost of sales.

Diluted earnings per share were $0.39 for the third quarter of 2005, which exceeded the Company’s previously issued guidance of $0.33 to $0.35 per share. Comparisons between diluted earnings per share of $0.43 for the third quarter of 2004 were affected by the net impact of two significant and unusual items which reduced diluted earnings per share during the third quarter of 2005 by approximately $0.06.

Year-to-Date Results

Comparable restaurant sales increased 4.3% for company-owned restaurants in the forty weeks ended October 2, 2005, over the year ago comparable period, driven by a 2.0% increase in guest counts and a 2.3% increase in the average guest check. Comparable sales in the forty weeks ended October 2, 2005 for franchise restaurants in the U.S. and Canada increased 4.4% and 4.8%, respectively, over the year ago comparable period.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 20.8% to $369.5 million for the forty weeks ended October 2, 2005, compared to $305.8 million for the forty weeks ended October 3, 2004. Average weekly comparable sales for company-owned restaurants were $63,976 for the forty weeks ended October 2, 2005, compared to $61,352 for the forty weeks ended October 3, 2004.

The Company’s franchise royalties and fees for the forty weeks ended October 2, 2005 increased $1.5 million, or 16.9%, compared to the same period a year ago. This increase was primarily attributable to royalties generated from the 27 franchise restaurants opened in 2004 and 2005. For the forty weeks ended October 2, 2005, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 19.5%, to $248.5 million, compared to $207.9 million in the forty weeks ended October 3, 2004. Average weekly sales in the forty weeks ended October 2, 2005 for Red Robin’s comparable franchise restaurants were $58,836 in the U.S. versus $56,364 for the same period last year, and $43,525 in Canada versus $41,530 for the same period last year. Canadian results are in Canadian dollars.

Net income for the forty weeks ended October 2, 2005 was $21.9 million or $1.31 per diluted share, compared to net income of $17.7 million or $1.08 per diluted share in the prior year period. Net income for the forty weeks ended October 2, 2005 reflects the impact of the two significant and unusual items which reduced net income by approximately $1.5 million and diluted earnings per share by approximately $0.06.

The Company’s restaurant-level operating profit metric does not represent operating income or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule 1 of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

Outlook

For the fourth quarter ending on December 25, 2005, the Company expects total revenues of approximately $118.0 to $119.5 million and net income of approximately $0.40 to $0.41 per diluted share. These projected results are based upon certain assumptions, including an expected comparable restaurant sales increase of 3.0% to 4.0%, the opening of 11 new company-owned restaurants during the quarter and the expensing of the associated pre-opening costs. Franchisees are expecting to open 7 to 9 new restaurants during the fourth quarter.

For full year 2005, the Company expects revenues of approximately $487.5 to $489.0 million and net income of $1.71 to $1.73 per diluted share. This estimate assumes a comparable restaurant sales increase of approximately 4.0%, the addition of 26 new company-owned restaurants and 17 to 19 new franchise restaurants during 2005. The Company previously announced that it expected revenues for the full year 2005 of approximately $487 to $491 million and net income of $1.69 to $1.72 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its third quarter results today at 5:00 p.m. ET. The conference call number is (800) 811-8845 and the Company will broadcast its conference call over the Internet. To access the broadcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com for 12 months following the conference call. The webcast replay will be available through December 25, 2005.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 290 Red Robin® restaurants across the United States and Canada.

Forward-Looking Statements

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; our ability to raise capital in the future and to restructure our existing debt financing prior to its stated maturity in May 2006; the impact and costs of litigation and investigations; the ability of our franchisees to open and manage new restaurants; our franchisees’ adherence to our practices, policies and procedures; changes in the availability and costs of food; changes in energy costs; changes in the cost and availability of building materials and restaurant supplies; potential fluctuation in our quarterly operating results due to seasonality and other factors; the assimilation of our new chief executive officer and our new chief financial officer, and the continued service of key management personnel; the concentration of our restaurants in the Western United States; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products and food preparation; the effect of competition in the restaurant industry; our ability to attract, motivate and retain qualified team members; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the costs associated with pending litigation and investigations; additional costs associated with compliance, including the Sarbanes-Oxley Act and related regulations and requirements; the effectiveness of our internal controls over financial reporting; future changes in financial accounting standards; and other risk factors described from time to time in SEC reports filed by the Company.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	October 2, 2005	December 26, 2004
Assets:
Current Assets:
Cash and cash equivalents	$3,202	$4,980
Accounts receivable, net	3,386	2,345
Inventories	5,280	5,422
Prepaid expenses and other current assets	2,663	4,401
Income tax refund receivable	—	1,779
Deferred tax asset	1,605	1,605
Restricted current assets – marketing funds	1,443	1,145

Total current assets	17,579	21,677

Property and equipment, net	258,776	205,304
Deferred tax asset	1,453	1,468
Goodwill	25,720	25,720
Other intangible assets, net	7,471	7,584
Other assets, net	2,303	2,748

Total assets	$313,302	$264,501

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$4,918	$4,409
Construction related payables	13,110	5,350
Accrued payroll and payroll related liabilities	15,509	14,637
Unredeemed gift certificates	3,490	5,646
Accrued liabilities	8,315	7,241
Accrued liabilities – marketing funds	1,443	1,145
Current portion of debt and capital lease obligations	35,320	3,148

Total current liabilities	82,105	41,576

Deferred rent payable	14,515	13,378
Long-term debt and capital lease obligations	13,605	44,595
Other non-current liabilities	5,041	3,219
Commitments and contingencies
Stockholders’ Equity:
Common stock	16	16
Preferred stock	—	—
Treasury stock, at cost	(83)	—
Additional paid-in capital	135,990	125,685
Deferred stock compensation	—	(50)
Receivables from stockholders/officers	—	(4,155)
Accumulated other comprehensive income, net of tax	23	—
Retained earnings	62,090	40,237

Total stockholders’ equity	198,036	161,733

Total liabilities and stockholders’ equity	$313,302	$264,501

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Twelve-Weeks Ended		Forty Weeks Ended
	October 2, 2005	October 3, 2004	October 2, 2005	October 3, 2004
Revenues:
Restaurant	$110,993	$95,439	$358,808	$296,628
Franchise royalties and fees	3,158	2,812	10,445	8,933
Rent revenue	61	61	272	258

Total revenues	114,212	98,312	369,525	305,819

Costs and expenses:
Restaurant operating costs:
Cost of sales	25,316	22,328	83,910	70,443
Labor	37,521	31,583	120,989	100,426
Operating	16,726	13,495	53,653	43,124
Occupancy	7,199	6,061	22,839	18,990
Depreciation and amortization	6,150	5,264	19,393	15,979
General and administrative	7,987	7,174	27,506	24,691
Significant and unusual items	1,543	—	1,543	—
Pre-opening costs	1,364	1,198	4,175	3,773

Total costs and expenses	103,806	87,103	334,008	277,426

Income from operations	10,406	11,209	35,517	28,393
Interest expense, net	692	538	2,211	1,776
Other	38	(28)	101	(197)

Income before income taxes	9,676	10,699	33,205	26,814
Provision for income taxes	3,209	3,608	11,352	9,134

Net income	$6,467	$7,091	$21,853	$17,680

Earnings per share:

Basic	$0.40	$0.44	$1.35	$1.10

Diluted	$0.39	$0.43	$1.31	$1.08

Weighted average shares outstanding:
Basic	16,350	16,043	16,244	16,002

Diluted	16,685	16,443	16,639	16,344

Revenue Reporting Change

As previously disclosed, during the current fiscal year the Company changed the manner in which it reports restaurant revenues and costs relating to complimentary team member meals. This change has no effect on net income. Historically, the Company reported the complimentary portion of team member meals as restaurant revenues, with an offsetting operating expense reported in restaurant labor and general and administrative costs. The Company no longer includes the complimentary portion of team member meals as restaurant revenues. This change results in a decrease in restaurant revenues and a corresponding decrease in restaurant labor and general and administrative costs. All amounts reported throughout this press release have been adjusted to reflect this change in reporting, including our outlook for the fourth quarter and full year 2005. The impact on the prior year periods presented above is as follows: For the twelve weeks ended October 3, 2004, restaurant revenues decreased by $1.3 million, or 1.4%, and restaurant labor and general and administrative costs decreased by $1.3 million and $48,700, respectively. For the forty weeks ended October 3, 2004, restaurant revenues decreased by $4.3 million, or 1.4%, and restaurant labor and general and administrative costs decreased by $4.1 million and $175,400, respectively.

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Forty Weeks Ended
	October 2, 2005	October 3, 2004
Cash Flows From Operating Activities:
Net income	$21,853	$17,680
Non-cash adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,393	15,979
Non-cash stock-based compensation expense	2,890	60
Income tax benefit on exercise of stock options	2,014	686
Other	653	(591)
Changes in operating assets and liabilities	5,359	9,117

Cash flows provided by operating activities	52,162	42,931

Cash Flows From Investing Activities:
Proceeds from sales of real estate, property and equipment	—	1,101
Purchases of property and equipment	(61,075)	(50,152)
Proceeds from insurance settlement	335	—

Cash flows used in investing activities	(60,740)	(49,051)

Cash Flows From Financing Activities:
Borrowings of debt	11,933	12,948
Payments of debt and capital lease obligations	(14,101)	(8,509)
Repayment of stockholders/officers notes	3,600	114
Purchases of treasury stock	(83)	—
Proceeds from exercise of stock options and employee stock purchase plan	5,451	1,172

Cash flows provided by financing activities	6,800	5,725

Change in cash and cash equivalents	(1,778)	(395)
Cash and cash equivalents, beginning of period	4,980	4,871

Cash and cash equivalents, end of period	$3,202	$4,476

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$8,690	$3,659
Interest paid, net of amounts capitalized	1,981	1,664
Supplemental Disclosure of Non-Cash Items:
Purchases of property and equipment on account	$7,760	$3,865
Capital lease obligations incurred for building and equipment purchases	3,350	—
Tenant improvement allowance paid directly by landlord to general contractor	—	1,383

Cash Flow Reporting Change

As previously disclosed, during the current fiscal year the Company changed the manner in which it reports its consolidated statements of cash flows to eliminate acquisitions of property and equipment on account, which were previously reported as a component of changes in operating assets and liabilities and purchases of property and equipment in net cash flows provided by operating activities and net cash flows used in investing activities, respectively. There was no impact on net income. These amounts have now been presented as supplemental disclosure of non-cash items. These changes totaled $3.9 million for the forty weeks ended October 3, 2004. These amounts will be reported as future cash outflows when the accrued purchases are paid.

Schedule 1

Reconciliation of Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and forty weeks ended October 2, 2005 and October 3, 2004, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve-Weeks Ended				Forty Weeks Ended
	October 2, 2005		October 3, 2004		October 2, 2005		October 3, 2004
Restaurant revenues	$110,993	97.2%	$95,439	97.1%	$358,808	97.1%	$296,628	97.0%
Restaurant operating costs:
Cost of sales	25,316	22.8	22,328	23.4	83,910	23.4	70,443	23.7
Labor	37,521	33.8	31,583	33.1	120,989	33.7	100,426	33.9
Operating	16,726	15.1	13,495	14.1	53,653	15.0	43,124	14.5
Occupancy	7,199	6.5	6,061	6.4	22,839	6.4	18,990	6.4

Restaurant-level operating profit	24,231	21.8	21,972	23.0	77,417	21.6	63,645	21.5

Add – other revenues	3,219	2.9	2,873	3.0	10,717	2.9	9,191	3.0
Deduct – other operating:
Depreciation and amortization	6,150	5.4	5,264	5.4	19,393	5.2	15,979	5.2
General and administrative	7,987	6.9	7,174	7.3	27,506	7.5	24,691	8.1
Significant and unusual items	1,543	1.4	—	—	1,543	0.4	—	—
Pre-opening costs	1,364	1.2	1,198	1.2	4,175	1.1	3,773	1.2

Total other operating	17,044	14.9	13,636	13.9	52,617	14.2	44,443	14.5

Income from operations	10,406	9.1	11,209	11.4	35,517	9.6	28,393	9.3
Total other expenses	730	0.6	510	0.5	2,312	0.6	1,579	0.5
Provision for income taxes	3,209	2.8	3,608	3.7	11,352	3.1	9,134	3.0

Total other	3,939	3.4	4,118	4.2	13,664	3.7	10,713	3.5
Net income	$6,467	5.7%	$7,091	7.2%	$21,853	5.9%	$17,680	5.8%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.